Filed Pursuant to Rule 433

Registration No. 333-286383

Free Writing Prospectus dated June 9, 2026

DTE ENERGY COMPANY

PRICING TERM SHEET

Issuer:	DTE Energy Company

Security:	2026 Series C 6.200% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures due 2058 (the “Junior Subordinated Debentures”)

Format:	SEC Registered

Size:	$1,000,000,000

Maturity Date:	July 1, 2058

Interest Rate:	(i) from and including the date of original issuance to, but excluding, July 1, 2033 at an annual rate of 6.200% and (ii) from and including July 1, 2033 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 1.811%; provided, that the interest rate during any Interest Reset Period will not reset below 6.200%

Interest Payment Dates:	Semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2027

Interest Deferral:	Up to 10 consecutive years per deferral

Price to Public:	100.000%

Optional Redemption:	In whole or in part, on one or more occasions, (i) on any day in the period commencing on the date falling 90 days prior to the first Interest Reset Date and ending on and including the first Interest Reset Date and (ii) after the first Interest Reset Date, on any Interest Payment Date, in each case at 100% of the principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest)

Tax Event Call:	In whole, but not in part, at 100% of the principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest)

Rating Agency Call:	In whole, but not in part, at 102% of the principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest)

Tax Credit Event Call:	In whole, but not in part, at 101% of the principal amount of the Junior Subordinated Debentures being redeemed, plus any accrued and unpaid interest thereon (including any Additional Interest) (notice may be issued no later than December 31, 2026)

Trade Date:	June 9, 2026

Settlement Date*:	T+7; June 18, 2026

CUSIP / ISIN:	233331 BQ9 / US233331BQ97

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Anticipated Ratings**: (Moody’s/S&P/Fitch)	Baa3 (Stable) / BBB- (Stable) / BB+ (Stable)

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Truist Securities, Inc. Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp. Mizuho Securities USA LLC TD Securities (USA) LLC

*

The issuer expects that delivery of the Junior Subordinated Debentures will be made to investors on or about the Settlement Date specified above, which will be the seventh business day following the date of this term sheet. Under rules of the Securities and Exchange Commission, trades in the secondary market are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Junior Subordinated Debentures offered hereby on any date prior to one business day before the Settlement Date will be required, by virtue of the fact that the Junior Subordinated Debentures initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the Junior Subordinated Debentures on any date prior to one business day before the Settlement Date should consult their advisors.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Truist Securities, Inc. toll-free at 1-800-685-4786 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying prospectus. Terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus Supplement.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.